Exhibit 99.1
FOR IMMEDIATE RELEASE

OXiGENE ANNOUNCES PRICING OF PUBLIC OFFERING
WALTHAM, MA—December 15, 2005—OXiGENE, Inc. (NASDAQ: OXGN, XSSE: OXGN), a leading developer of biopharmaceutical compounds to treat cancer and certain ophthalmologic diseases, today announced the pricing of its public offering of 6,500,000 shares of its common stock at $3.65 per share. The Company expects to complete the sale of these shares pursuant to its effective shelf registration statement on or about December 20, 2005. The Company has granted the underwriters a 30-day option to purchase 975,000 additional shares of its common stock to cover over-allotments, if any.
SG Cowen & Co., LLC is acting as the sole book running manager for the offering. Lazard Capital Markets LLC is acting as co-lead manager for the offering. Copies of the final prospectus supplement and accompanying prospectus relating to this offering may be obtained from SG Cowen & Co., LLC, Prospectus Department at ADP, 1155 Long Island Avenue, Edgewood, New York, 11717, Telephone number: 631-254-7106, or from OXiGENE, 230 Third Avenue, Waltham, MA, 02451, fax: 781-547-6800.
The offering will be made only by means of the prospectus and the prospectus supplement. The offering is being made pursuant to an effective shelf registration statement. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
About OXiGENE, Inc.
OXiGENE is an emerging pharmaceutical company developing novel small-molecule therapeutics to treat cancer and eye diseases. The Company’s major focus is the clinical advancement of drug candidates that selectively disrupt abnormal blood vessels associated with solid tumor progression and visual impairment. OXiGENE is dedicated to leveraging its intellectual property position and therapeutic development expertise to bring life saving and enhancing medicines to patients.

CONTACT:
OXiGENE, Inc.
Susan Hager
Director of Communications
781-547-5900
shager@oxigene.com

Safe Harbor Statement
This news release pertaining to the proposed offering of OXiGENE’s common stock contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include our plans to complete the sale of the shares in this offering. Any or all of the forward-looking statements in this press release may turn out to be wrong. They can be affected by inaccurate assumptions OXiGENE might make or by known or unknown risks and uncertainties, including, but not limited to: unfavorable market conditions or other risks that could prevent us from completing this proposed offering; the early stage of product development; the ability to secure necessary patents; uncertainties as to the future success of ongoing and planned clinical trials; and the unproven safety and efficacy of products under development. Consequently, no forward-looking statement can be guaranteed, and actual results may vary materially. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements are contained in OXiGENE’s reports to the Securities and Exchange Commission, including OXiGENE’s Form 10-Q, 8-K and 10-K reports. However, OXiGENE undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise.
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